As filed with the Securities and Exchange Commission on December 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CBL & ASSOCIATES PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1545718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CBL Center 2030 Hamilton Place Blvd., Suite 500 Chattanooga, Tennessee	37421-6000
(Address of Principal Executive Offices)	(Zip Code)

CBL & Associates Properties, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Stephen D. Lebovitz

Chief Executive Officer

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, TN  37421

(Name and address of agent for service)

(423) 855-0001

(Telephone number, including area code, of agent for service)

PLEASE SEND COPIES OF COMMUNICATIONS TO:

Steven R. Barrett, Esq. Husch Blackwell LLP 736 Georgia Avenue, Suite 300 Chattanooga, Tennessee 37402	Yaacov M. Gross, Esq. Goulston & Storrs 750 Third Avenue, 22nd Floor New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.001 par value per share	3,222,222	$30.52	$98,342,215	$9,116.32

(1)

This Registration Statement covers 3,222,222 shares authorized to be issued under the CBL & Associates Properties, Inc. 2021 Equity Incentive Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities that may be offered and sold pursuant to the Plan as a result of any future stock split, reorganization, merger, recapitalization, consolidation, spin-off, combination, repurchase, exchange of shares, stock dividend or other special or nonrecurring dividend or distribution, liquidation, dissolution or other similar transactions or events.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act.  The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on November 29, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

On November 1, 2020, CBL & Associates Properties, Inc. (the “Company”), together with its majority owned subsidiary CBL & Associates Limited Partnership, and certain of its direct and indirect subsidiaries (collectively, the “Debtors”), commenced the filing of voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On August 11, 2021, the Bankruptcy Court entered an order confirming the Debtors’ Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (the “Plan”), and on November 1, 2021 (the “Effective Date”), the conditions to effectiveness of the Plan were satisfied and the Debtors emerged from the Chapter 11 Cases.

Under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the securities of a successor issuer are deemed to be registered under Section 12 by operation of law, and no Exchange Act registration statement on Form 8-A or any other form therefore need be filed.

This Registration Statement is being filed in connection with the registration of the new common stock, par value $0.001 per share (the “Common Stock”) of the Company issuable to eligible officers, employees, directors, consultants and independent contractors of the Company pursuant to awards that may be granted under the CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”), as approved by our Board of Directors pursuant to the terms of the Plan.

1

ITEM 1.   PLAN INFORMATION.*

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*

The documents containing the information specified in “Item 1. Plan Information” and “Item 2.  Registrant Information and Employee Plan Annual Information” of Form S-8 will be provided to participants in the Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on April 8, 2021.
•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended and filed on the following dates:

Quarter Ended	Filed
March 31, 2021	May 17, 2021
June 30, 2021	August 16, 2021
September 30, 2021	November 15, 2021

•

The Company’s Current Reports on Form 8-K dated and filed on the following dates (in each of the following cases, excluding any portions of the current reports, exhibits thereto or information therein that are “furnished” to the SEC):

Dated	Filed
March 21, 2021	March 22, 2021
April 26, 2021	April 30, 2021
May 13, 2021	May 18, 2021
May 21, 2021	May 26, 2021
May 25, 2021	May 27, 2021
August 11, 2021	August 12, 2021
October 15, 2021	October 15, 2021
November 1, 2021	November 2, 2021
November 10, 2021	November 16, 2021

•

The description of the Company’s common stock, $0.01 par value per share (the “Common Stock”) contained in our Registration Statement on Form 8-A dated October 25, 1993, as amended by Amendment No. 1 on Form 8-A/A dated November 3, 2021, and any amendment or report filed for the purpose of updating such description.

Any document which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a Post-Effective Amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), are also incorporated herein by reference and shall be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters relating to this offering will be passed upon for the Company by Husch Blackwell LLP, Chattanooga, Tennessee. Certain partners in Husch Blackwell LLP serve as assistant secretaries of the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which a director derived an improper personal benefit.  Our Second Amended and Restated Certificate of Incorporation (“COI”) provides that, to the fullest extent permitted by applicable law, as the same exists or is hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), no person who is or was a director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director.  Our COI also provides that, unless otherwise required by law, any repeal or amendment of such provision will be prospective only (except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection existing at the time of such repeal or amendment, or the adoption of such inconsistent provision, with respect to acts or omissions occurring prior thereto.

We have also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We are also required to indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements, and to cover officers and directors under our directors’ and officers’ liability insurance, on such terms and pursuant to policies as we reasonably determine.  Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in our COI and Fourth Amended and Restated Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because, as a contract, they cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights they provide.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   EXHIBITS.

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference from the Company's Current Report on Form 8-K, filed on November 2, 2021.
4.2	Fourth Amended and Restated Bylaws of the Company. Incorporated by reference from the Company's Current Report on Form 8-K, filed on November 2, 2021.
5.1	Opinion of Husch Blackwell LLP*
23.1	Consent of Husch Blackwell LLP (included in Exhibit 5.1)*
23.2	Consent of Deloitte & Touche LLP*
24.1	Power of Attorney (included in signature page of this Registration Statement)*
99.1	CBL & Associates Properties, Inc. 2021 Equity Incentive Plan. Incorporated by reference from the Company's Current Report on Form 8-K, filed on November 16, 2021.

*Filed herewith.

ITEM 9.   UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, CBL & Associates Properties, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on the 1st day of December, 2021.

CBL & ASSOCIATES PROPERTIES, INC.

By:	/s/ FARZANA KHALEEL Farzana Khaleel Executive Vice President - Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles B. Lebovitz, Stephen D. Lebovitz and Farzana Khaleel and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ CHARLES B. LEBOVITZ Charles B. Lebovitz	Chairman – Emeritus	December 1, 2021

/s/ STEPHEN D. LEBOVITZ Stephen D. Lebovitz	Director and Chief Executive Officer (Principal Executive Officer)	December 1, 2021

/s/ FARZANA KHALEEL Farzana Khaleel	Executive Vice President – Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 1, 2021

/s/ JONATHAN M. HELLER Jonathan M. Heller	Chairman of the Board	December 1, 2021

/s/ MARJORIE L. BOWEN Marjorie L. Bowen	Director	December 1, 2021

/s/ DAVID J. CONTIS David J. Contis	Director	December 1, 2021

/s/ DAVID M. FIELDS David M. Fields	Director	December 1, 2021

/s/ ROBERT G. GIFFORD Robert G. Gifford	Director	December 1, 2021

/s/ KAJ VAZALES Kaj Vazales	Director	December 1, 2021

II-6